Exhibit 4.3
CROSS COUNTRY HEALTHCARE, INC.
2024 OMNIBUS INCENTIVE PLAN
PERFORMANCE STOCK AGREEMENT
This PERFORMANCE STOCK AGREEMENT (the “Agreement”), dated as of [____________], (the “Date of Grant”), is delivered by CROSS COUNTRY HEALTHCARE, INC. (the “Company”) to [_____________] (the “Participant”).
RECITALS
The Cross Country Healthcare, Inc. 2024 Omnibus Incentive Plan (the “Plan”) provides for the grant of restricted stock units with respect to Common Stock. The Committee has decided to make this restricted stock unit grant with specific performance criteria as an inducement for the Participant to promote the best interests of the Company and its stockholders. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.
1.    Grant of PSAs. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company has granted the Participant performance restricted stock units (the “PSAs”) with respect to a target number of shares of Common Stock equal to [_____] (the “Target Shares”). The number of Target Shares shall be used to calculate the actual number of shares of Common Stock to be issued to the Participant hereto on the applicable payment date set forth in Section 5 below based on the actual level of attainment of the Performance Goals (as defined on Exhibit A attached hereto) and satisfaction of the terms and conditions of this Agreement and the Plan (the “Adjusted Shares”).
2.    PSA Account. The PSAs represent hypothetical shares of Common Stock, and not actual shares of Common Stock. The Company shall establish and maintain a PSA account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of PSAs granted to the Participant. No shares of Common Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any PSAs recorded in the PSA account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the PSA account established for the Participant.
3.    Vesting.
(a)    Provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until [__________] (the “Vesting Date”), the Participant shall become vested in a number of Adjusted Shares, if any, based upon the level of achievement of the Performance Goals with respect to the performance period beginning on [__________] and ending on [__________] (the “Performance Period”), as determined by the Committee in accordance with this Section 3(a). The Committee shall determine the level of achievement of the Performance Goals in [______] in accordance with Exhibit A following the end of the

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Performance Period (such date of determination, the “Determination Date”) and, subject to Sections 5(b) and 13 below, the Company shall issue to the Participant the applicable number of shares of Common Stock in accordance with Section 5(a).
(b)    The provisions of the Plan applicable to a Change in Control shall apply to the PSAs, and, in the event of a Change in Control, the Committee may take such actions with respect to the vesting of the PSAs as it deems appropriate pursuant to the Plan. In the event of a Change in Control before the Vesting Date, the Participant shall become vested on the Vesting Date in a number of shares of Common Stock equal to the greater of (i) the Adjusted Shares determined based on the actual level of attainment of the Performance Goals as of the date of the Change in Control, as determined by the Committee in its discretion, and (ii) the Target Shares (the “CIC Shares”); provided that, except as set forth below in this Section 3(b) or in Section 3(c) below, the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the Vesting Date. In the event the Participant’s employment or service is terminated by the Employer on account of an Involuntary Termination (as defined below) upon or within 18 months following the Change in Control, the Participant will become vested in the CIC Shares upon the date of the Participant’s Involuntary Termination. For purposes of this Agreement, the term “Involuntary Termination” shall mean the Participant’s termination of employment or service with the Employer on account of a termination by the Employer without Cause, other than on account of death or Disability. If the Participant and the Employer are parties to an executive severance agreement, employment agreement or offer letter, or the Participant is eligible for severance benefits under the Company’s Executive Severance Plan, in each case that provides for severance on account of a termination for Good Reason, a termination by the Participant for Good Reason shall be deemed to be an Involuntary Termination.
(c)    In the event the Participant ceases to be employed by, or provide service to, the Employer as a result of the Participant’s death before the Vesting Date and provided that a Change in Control has not occurred, the Participant shall become vested as of the date of the Participant’s death in a number of PSAs equal to the Target Shares. If the Participant ceases to be employed by, or provide service to, the Employer as a result of the Participant’s death before the Vesting Date and after the date of the Change in Control, the Participant shall be become vested as of the date of the Participant’s death in a number of PSAs equal to the CIC Shares.
4.    Termination of PSAs.
(a)    Except as set forth in Sections 3(b) and 3(c) above or except as otherwise provided in the Participant’s executive severance agreement, employment agreement or offer letter, or the Company’s Executive Severance Plan, to the extent applicable, if the Participant ceases to be employed by, or provide service to, the Employer for any reason before the Vesting Date, the PSAs that are not then vested shall automatically terminate and be immediately forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested PSAs that terminate as described in this Section 4.
(b)    Without limiting the foregoing, in the event that the Participant engages in Cause (including, without limitation, the Participant’s breach of any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the

Company or a Subsidiary) prior to, or during the one-year period after, any vesting of PSAs, the Committee may direct that all unvested or vested but not yet settled PSAs shall automatically terminate and be immediately forfeited, that any shares of Common Stock held by the Participant that had previously been delivered to the Participant under this Agreement following vesting and payment shall be immediately returned to the Company, and that the Participant shall pay over to the Company an amount equal to the Fair Market Value at the time of payment of any shares of Common Stock that had previously been delivered to the Participant under this Agreement following payment and had been disposed of by the Participant.
5.    Issuance of Shares and Tax Withholding.
(a)    If and when the PSAs vest in accordance with Section 3(a), subject to Sections 5(b) and 13 below, the Company shall issue to the Participant a number of shares of Common Stock equal to the Adjusted Shares, if any, within 30 days following the Determination Date, but no later than the Vesting Date. If the PSAs become vested as a result of an Involuntary Termination upon or within 18 months following a Change in Control, the Company shall issue to the Participant a number of shares of Common Stock equal to the CIC Shares, within 30 days following the date of the Participant’s Involuntary Termination. If the PSAs become vested as a result of the Participant’s death, the Company shall issue to the Participant a number of shares of Common Stock equal to the Target Shares (or, if a Change in Control has occurred, the CIC Shares) within 60 days following the date of the Participant’s death.
(b)    All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. At such time as the Committee may determine in its discretion under the Plan, at the time of payment in accordance with Section 5(a) above, or if applicable, at the time the PSAs vest, the number of shares issued to the Participant shall be reduced by a number of shares of Common Stock with a Fair Market Value equal to an amount of the FICA, federal income, state, local and other tax liabilities required by law to be withheld with respect to the payment of the PSAs. To the extent not withheld in accordance with the immediately preceding sentence, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the PSAs.
(c)    The obligation of the Company to deliver Common Stock shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of shares, if any, to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof.

6.    No Stockholder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Common Stock, including voting or dividend rights, until the Company has recorded in its books and records the number of shares that have been issued upon payment of the PSAs, or certificates for such shares have been issued upon payment of PSAs, if applicable. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to PSAs.
7.    Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the PSAs are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Common Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee may amend the terms of this Agreement to the extent permitted by the Plan. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
8.    No Employment or Other Rights. The grant of the PSAs shall not confer upon the Participant any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Participant’s employment or service at any time. The right of the Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
9.    Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. Any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the PSAs or any right hereunder contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the PSAs or any right hereunder, shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets.
10.    Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.
11.    Notice. Any notice to the Company provided for in this instrument shall be in writing addressed to the Company in care of the General Counsel at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the personnel records of the Company, or to such other address as the

Participant may designate to the Company in writing. Any notice shall be delivered by hand or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or nationally recognized courier service. Each notice will be deemed given and effective upon actual receipt (or refusal of receipt).
12.    Clawback; Company Policies. The Participant agrees that the PSAs shall be subject to all applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or imposed under applicable rule or regulation from time to time, including but not limited to the Cross Country Healthcare, Inc. Compensation Recoupment Policy. To the extent permitted by applicable law, the PSAs subject to this Agreement are subject to offset in the event that the Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of an applicable clawback or recoupment policy. In the event of a clawback, recoupment or forfeiture event under an applicable clawback or recoupment policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy, shall be deemed not to have been earned under the terms of the Plan, and the Company is entitled to recover from the Participant the amount specified under the applicable policy to be clawed back, recouped, or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the PSAs).
13.    Application of Section 409A of the Code. This Agreement is intended to be exempt from Section 409A of the Code under the “short-term deferral” exception. To the extent this Agreement is subject to Section 409A of the Code, it will in all respects be administered in accordance with Section 409A of the Code, including that payment of the PSAs shall occur six months following the Participant’s separation from service if the Participant is a “specified employee,” if required under Section 409A of the Code. The Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the previous sentence, the Company may also amend the Plan or this Agreement or revoke the PSAs to the extent permitted by the Plan. Notwithstanding anything in the Plan or this Agreement to the contrary, the Participant shall be solely responsible for the tax consequences of this Agreement and the grant of PSAs, and in no event shall the Company or any Subsidiary or Affiliate of the Company have any responsibility or liability if this Agreement or the grant of PSAs does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer this Agreement and the grant of PSAs to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that this Agreement or the grant of PSAs complies with any provision of federal, state, local or other tax law.
14.    Miscellaneous.

(a)    By signing and returning this Agreement, the Participant agrees to comply with this Agreement and all applicable laws and regulations.
(b)    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.
(c)    The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
(d)    If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.
(e)    The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
(f)    This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the Company has caused an officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.
                    CROSS COUNTRY HEALTHCARE, INC.

                    Name:
                    Title:

By electronic acceptance, Participant hereby accepts the grant of PSAs described in this Agreement and agrees to be bound by the terms of the Plan and this Agreement. The Participant hereby further agrees that all of the decisions and determinations of the Committee with respect to the PSAs shall be final and binding.

EXHIBIT A

Performance Goals

The performance metrics established for purposes of the Agreement will be based on the attainment of a specified level of [__________] over the Performance Period and a specified level of [__________] over the Performance Period, as reported by the Company and as may be adjusted in accordance with the terms of this Agreement (the “Performance Goals”). The number of Adjusted Shares that the Participant earns, if any, will be determined by multiplying the Participant’s Target Shares by the applicable percentages set forth in the table below (as adjusted based on the weighting assigned to each metric), based on the level of the Performance Goals achieved. In no event may the maximum number of Adjusted Shares that may be payable pursuant to this Agreement exceed [_____] % of the Target Shares.
[_________]
B.    Interpolation; Fractional Shares. In determining the number of Adjusted Shares that shall be issued to the Participant, the Committee will interpolate the percentage of Target Shares awarded for the achievement of the Performance Goals between the Threshold and Max performance levels, which percentage will be calculated to the nearest one-hundredth percent. No fractional Adjusted Shares will be issued to the Participant. Any Adjusted Shares resulting from the achievement of any of the Performance Goals will be rounded down to the nearest whole Adjusted Share.
C.    Miscellaneous.

Notwithstanding anything to the contrary, at the Committee’s discretion, [__________] and [__________] shall be calculated in a manner that excludes the following:

(a)    all items of gain, loss or expense for the Performance Period that are related to restructurings, discontinued operations, extraordinary items or events, and other special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company, including events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management;

(b)    all items of gain, loss or expense for the Performance Period that are related to the disposal of a business or discontinued operations; and

(c)    all items of gain, loss or expense for the Performance Period that are related to changes in accounting principles or to changes in applicable law or regulations.

Through acceptance of this Agreement, the Participant acknowledges and agrees that the Performance Goals described herein are deemed to be material, non-public information. This Exhibit A and the content herein are confidential and shall not be shared with any other persons inside or outside of the Company. Failure to adhere to this requirement and treat this information in such regard, may result in the Participant’s termination of service from the Company and/or the forfeiture of Participant’s award at the sole discretion of the Committee.